Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR FIRST QUARTER 2004

HOUSTON, April 30, 2004—Dril-Quip, Inc. (NYSE:DRQ) today announced net income of $2.5 million, or $0.15 per share, for the quarter ended March 31, 2004, versus net income of $2.1 million, or $0.12 per share, for the first quarter of 2003. Total revenues for the quarter ended March 31, 2004 were $53.4 million, compared with revenues of $55.2 million for the same period in 2003. Operating income, which increased from $3.5 million in the first quarter of 2003 to $4.2 million in the first quarter of 2004, increased as a percentage of revenues from approximately 6% to 8%. This increase was primarily due to improved sales margins resulting from manufacturing efficiencies and changes in product mix.

Based upon conditions currently existing in the oil service sector, the Company expects its earnings per share for the quarter ended June 30, 2004 to approximate $0.13 to $0.15 per share, excluding any unusual or special charges. In addition, the Company announced that as of March 31, 2004 its backlog was approximately $78 million, compared to its March 31, 2003 backlog of $92 million and its December 31, 2003 backlog of $64 million.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Consolidated Statements of Income

(in thousands, except per share amounts)

	Three months ended March 31,
	2003	2004
Revenues	$55,221	$53,378
Cost and expenses:
Cost of sales	40,130	37,505
Selling, general and administrative	7,329	7,396
Engineering and product development	4,287	4,272

	51,746	49,173

Operating income	3,475	4,205
Interest expense	450	310

Income before income taxes	3,025	3,895
Income tax provision	953	1,360

Net income	$2,072	$2,535

Diluted earnings per share	$0.12	$0.15

Weighted average shares – fully diluted	17,293	17,334

Depreciation and amortization	$2,652	$2,819

Capital expenditures	$2,266	$3,411